CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of Gardner Lewis Investment Trust. and to the use of our reports dated December 19, 2014 on the financial statements and financial highlights of The Chesapeake Core Growth Fund and The Chesapeake Growth Fund, each a series of shares of beneficial interest of Gardner Lewis Investment Trust. Such financial statements and financial highlights appear in the October 31, 2014 Annual Reports to Shareholders that are incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania
February 27, 2015